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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
     Pursuant to Section 13or 15(d) of the Securities Exchange Act of 1934

                               October 16, 2000
               Date of Report (Date of Earliest Event Reported)

                             TARRANT APPAREL GROUP
            (Exact name of registrant as specified in its charter)

     California                0-26430                      95-4181026
     (State or other   (Commission File Number)          (I.R.S. Employer
     jurisdiction of                                  Identification Number)
     Incorporation)

                        3151 East Washington Boulevard
                         Los Angeles, California 90023
             (Address of principal executive offices)  (Zip Code)

                                (323) 415-0410
             (Registrant's telephone number, including area code)

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Item 2.     Acquisition or Disposition  of Assets.
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Extension of Facility Development Agreement
-------------------------------------------

     On December 2, 1998, Tarrant Mexico, S. de R.L. de C.V. ("Tarrant Mexico"), a limited liability company formed under the laws of Mexico and a wholly-owned subsidiary of Tarrant Apparel Group ("TAG"), entered into a facility development agreement (the "Facility Development Agreement") with Tex Transas, S.A. de C.V., a corporation formed under the laws of Mexico ("Tex Transas"). Under the Facility Development Agreement, Tex Transas was to develop before December 31, 1999, and Tarrant Mexico would have the right to purchase before March 31, 2000, a turn-key facility (the "Facility") near Puebla, Mexico to produce twill and denim fabric and to cut, sew, wash, finish, pack, warehouse and ship apparel.

     The purchase price of the Facility was to be the sum of (i) the cost incurred by Tex Transas in constructing the Facility and installing equipment, payable on the closing date (which cost was estimated to be approximately U.S. $60 million), and (ii) a promissory note in the principal amount of U.S. $28 million. The principal balance of the note was to be payable on the third anniversary of the closing date, and interest was to be payable semi-annually in arrears at the rate of 7% per annum. For a more detailed description of the Facility Purchase Agreement and the relationship between Tarrant Mexico and Tex Transas, see TAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     Tarrant Mexico and Tex Transas have amended the Facility Development Agreement to (i) extend to September 30, 2002 the right of Tarrant Mexico to purchase the Facility and (ii) provide that the purchase price shall be the fair market value of the Facility.

Sale of Fabric Production Equipment
-----------------------------------

     Concurrently with the amendment of the Facility Development Agreement as described above, Tarrant Mexico (i) sold to Tex Transas for U.S. $33,820,279 certain denim manufacturing equipment and other tangible personal property purchased by Tarrant Mexico for use in the Facility, (ii) sold to Tex Transas for U.S. $1,412,225 certain cotton, work-in-progress and twill and denim fabric manufactured in the pre-production testing of the Facility and (iii) leased through September 30, 2002 to Tex Transas certain denim manufacturing equipment purchased by Tarrant Mexico for use in the Facility. The purchase price for such equipment and inventory, together with U.S. $12,469,624 previously advanced by Tarrant Mexico to Tex Transas, is represented by a promissory note of Tex Transas (the "Note"). The Note bears interest at 8.5% per annum, principal and interest is payable in 60 consecutive monthly installments of US $591,437.10, with the remaining balance due on October 5, 2005 and is secured by the equipment purchased,
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together with 1,724,000 shares of the Common Stock of TAG issued to Tex Transas and its affiliates in connection with the purchase from them in 1998 of a denim mill. Such shares also secure Tex Transas' indemnity obligations to Tag & Tarrant Mexico under the agreement by which Tex Transas purchased the denim mill. The equipment lease requires 24 equal monthly rental payments of U.S. $23,859.

Production Agreement
--------------------

     Tarrant Mexico and Tex Transas have entered into a production agreement (the "Production Agreement") pursuant to which Tarrant Mexico has the right, until September 30, 2004, to purchase from Tex Transas twill or denim fabric up to the capacity of the Facility. The purchase price of the fabric will be mutually determined by Tarrant Mexico and Tex Transas from time to time.


Item 7.   Financial Statements and Exhibits.
------    ---------------------------------


          10.92 Amendment No. 1 to Facility Development Agreement dated as of March 30, 2000, and executed on October 16, 2000, by and between Tarrant Mexico, S. de R.L. de C.V. and Tex Transas, S.A. de C.V.

          10.93+ Equipment Purchase Agreement dated as of October 5, 2000, and executed on October 16, 2000 by and between Tarrant Mexico, S. de R.L. de C.V. and Tex Transas, S.A. de C.V.

          10.94 Secured Promissory Note (Pagare) dated as of October 5, 2000, and executed on October 16, 2000 in the principal amount of U.S. $47,702,128 of Tex Transas, S.A. de C.V.

          10.95+ Equipment Lease dated as of October 5, 2000, and executed on October 16, 2000 by and between Tarrant Mexico, S. de R.L. de C.V. and Tex Transas, S.A. de C.V.

          10.96 Production Agreement dated as of October 5, 2000, and executed on October 16, 2000 by and between Tag Mex, Inc. and Tex Transas, S.A. de C.V.

          10.97+ Pledge Security Agreement dated as of October 5, 2000, and executed on October 16, 2000 by and between Tarrant Mexico, S. de R.L. de C.V. and Tex Transas, S.A. de C.V.
_________________
+ All schedules and exhibits have been omitted. Any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 26, 2000                     TARRANT APPAREL GROUP


                                             By   /s/ Gerard Guez
                                                _______________________
                                                  Gerard Guez,
                                                  Chief Executive Officer

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